NEWS RELEASE

                                                                        CONTACT:
                                                                 Karen L. Howard
                              Vice President-Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                            Phone:  716-689-5550
                                                        KAREN.HOWARD@CMWORKS.COM


              COLUMBUS MCKINNON REPORTS FISCAL 2007 SECOND QUARTER
           NET INCOME PER SHARE OF $0.44, UP 110% ON 7% REVENUE GROWTH

     o NET INCOME INCREASES $5.1 MILLION; UP 57% OVER YEAR-AGO PRO FORMA NET INCOME

     o OPERATING INCOME INCREASES 21% TO $16.1 MILLION; 11.2% OPERATING MARGIN; 29.8% OPERATING INCOME LEVERAGE ON INCREMENTAL SALES

     o DEBT, NET OF CASH REDUCED $11.6 MILLION IN QUARTER TO 40% OF TOTAL CAPITALIZATION

AMHERST, N.Y., October 24, 2006 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced financial results for its fiscal 2007 second quarter that ended on October 1, 2006. For the quarter, net sales were $144.2 million, up 7.1% from last year's second quarter. Gross margin improved 100 basis points to 27.1% compared with 26.1% in the second quarter of fiscal 2006 and operating income improved to $16.1 million for the fiscal 2007 second quarter, up $2.8 million, or 21.4%. As a percent of sales, operating income produced an 11.2% margin in the fiscal 2007 quarter compared with 9.8% in the same period last year.

Net income for the fiscal 2007 second quarter was $8.3 million, up $5.0 million or 155% over net income of $3.3 million in the same quarter last year. Net income per share for the fiscal 2007 second quarter was $0.44 on 18.9 million average diluted shares with a 110% increase from $0.21 on 15.4 million average diluted shares in the same period last year.

Net income for the second quarter of fiscal 2006 included the negative impact of $3.3 million associated with refinancing subordinated debt. Excluding those charges from the 2006 second quarter, adjusting for a consistent tax rate, and using the same number of average diluted shares outstanding as the fiscal 2007 second quarter, results in pro forma net income for the fiscal 2006 second quarter of $5.3 million, or $0.28 per share. This comparison results in growth of pro forma net income and net income per share of 57% in the fiscal 2007 second quarter. (See reconciliation between GAAP net income and non-GAAP pro forma net income included in the final table of this news release).

Timothy T. Tevens, President and Chief Executive Officer, commented, "Columbus McKinnon continues to achieve meaningful improvement in our operating profitability driven by an ongoing focus on productivity enhancements, favorable operating leverage, strong order volume around the world and a significant reduction in debt. Our outlook remains positive as we have and will continue to introduce varying capacities of our new international-rated wire rope hoist line and other new products."

He continued, "Bookings for the second quarter and first half were up 9% over last year, which also had strong bookings growth. As capacity utilization around the world remains strong so have our bookings and corresponding revenues. Accordingly, the present economic climate would indicate an expectation that our business should continue to show favorable growth."

SECOND QUARTER FISCAL 2007 REVIEW

The fiscal 2007 second quarter net sales increase of $9.5 million over last year's second quarter net sales of $134.7 million reflects continued global demand for Columbus McKinnon's material handling products. On a sequential quarter basis, net sales declined by $2.5 million, with the Products segment gain of $0.9 million more than offset by the Solutions segment's $3.4 million reduction; Solutions segment sales are "long cycle" projects and quarter-to-quarter comparisons are not always meaningful.

Gross profit increased 11.0% on the 7.1% increase in sales. Operating leverage resulted in $0.30 growth in operating income per incremental sales dollar over the year ago quarter. Higher selling expenses of $1.7 million, or 12.7%, were the result of investments made in accordance with our strategic growth initiatives. General and administrative expense was relatively flat when compared with the prior year's second quarter as higher R&D costs, personnel training and stock options expense were offset by lower variable compensation and other expenses in last year's second fiscal quarter.

Interest and debt expense for the second quarter of fiscal 2007 was down $2.4 million, or 37.0%, to $4.2 million from $6.6 million in the fiscal 2006 second quarter. Reduced interest expense was a direct result of the Company's continued focus on debt reduction, especially higher cost debt.

At the end of the quarter, funded debt was $176.1 million compared with $209.8 million and $183.4 million at the end of fiscal 2006 and first quarter fiscal 2007, respectively. Debt, net of cash at October 1, 2006, was $151.9 million, or 40.4% net debt to total capitalization compared with 71.8% a year earlier. The funded debt to total capitalization ratio at the end of the fiscal 2007 second quarter was 44.0%, down from 46.1% in the fiscal 2007 first quarter, and well below Columbus McKinnon's short-term goal of a debt to total capitalization ratio below 50% while moving closer to the Company's long-term goal of a 30% debt to total capitalization ratio. The Company continues to make strides in pursuit of this goal and during the month of October to date has purchased $3.0 million of its 10% notes, leaving $25.8 million outstanding. The Company's capitalization goals are designed to maintain a conservative capital structure with the flexibility to support its growth strategies. The Company's availability on its line of credit with its bank group at October 1, 2006 was $64.1 million.

Capital expenditures for the second quarter of fiscal 2007 were $2.4 million compared with $2.1 million for the same period in fiscal 2006. Capital spending is focused on new product development and the purchase of productivity-enhancing equipment along with normal maintenance items. The Company anticipates full year capital spending to range from $8 to $10 million.

PRODUCTS SEGMENT
----------------

Products segment net sales for the second quarter of fiscal 2007 represented 89.5% of consolidated net sales. The segment's net sales increased $8.4 million, or 7.0%, to $129.0 million when compared with the second quarter of fiscal 2006. Quarterly variances between quarters are summarized as follows, in millions:


                 Volume                               $ 6.1         5.0%

                 Price                                  1.1         1.0%

                 Foreign currency translation           1.2         1.0%
                                                      -----         ----

                 Total                                $ 8.4         7.0%
                                                      =====         ====

Gross margin for this segment was 29.4% compared with 27.1% in last year's second quarter. Income from operations, as a percent of sales, was 13.2% for this period, up from 10.5% in the fiscal 2006 second quarter, with operating leverage being 52.0% in the quarter.

Backlog was at $54.9 million at the end of the quarter. Backlog at the end of the fiscal 2006 second quarter and fiscal 2007 first quarter was $40.2 million and $58.4 million, respectively. The higher backlog compared with the prior year period was the result of the rapid growth of orders in specific product lines. Compared with backlog at the end of the first quarter of fiscal 2007, backlog was down $3.5 million, reflecting improvements in lead-time reductions. Further improvements are anticipated over the next several quarters in our engineered hoist and crane businesses. The time to convert Products segment backlog to sales averages from a few days to a few weeks, and backlog for this segment on average normally represents four to five weeks of shipments. The higher backlog at second quarter end represented closer to five and one-half weeks in shipments.

SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $15.2 million in the fiscal 2007 second quarter, up 8.2%, from sales of $14.0 million in the same period last year. Gross margin was 7.4% compared with 17.8% last year. Income from operations as a percent of sales was negative (6.2%) for this period compared with 4.1% in the fiscal 2006 second quarter. This year's second quarter was impacted by weak performance reported by the Company's European powered-roller conveyor business. Performance on a specific project coupled with less-than-desired order activity during the quarter contributed to the results. With quoting activity continuing to be high with consistent success rates, October bookings amounting to $5 million thus far are encouraging.

Backlog for the Solutions segment at October 1, 2006 was $4.4 million, down from backlog of $17.4 million at the end of the fiscal 2006 second quarter and $11.4 million at the end of the fiscal 2007 first quarter. The decrease was due to weak order activity during this year's second quarter at the Company's powered-roller conveyor business as previously noted. For this segment, the average cycle time for backlog to convert to sales ranges from one to six months.

FIRST HALF FISCAL 2007 REVIEW

Net sales for the first half of fiscal 2007 were $290.9 million, up 5.6%, or $15.3 million compared with the first half of fiscal 2006. Gross profit of $81.3 million was 13.4% higher for this fiscal year's first six months resulting in a 190 basis point improvement in gross profit margin to 27.9%. Selling, general and administrative (SG&A) expenses combined were $47.7 million in the fiscal 2007 first half compared with $43.5 million in the prior fiscal year. As a percent of sales, SG&A was 16.4% and 15.8% for the fiscal 2007 and 2006 half-year periods, respectively. As previously noted, the increase was primarily due to investments made to support our strategic growth initiatives. Interest expense in the first half of fiscal 2007 was down $4.7 million, or 34.9%, to $8.7 million reflecting the $83 million year-over-year reduction in average debt outstanding.

Operating margin for the first half of fiscal 2007 was 11.6% compared with 10.1% for the first half of fiscal 2006, representing 39.1% operating leverage.

Net income for the fiscal 2007 first half was $13.9 million, or $0.73 per diluted share compared with $10.6 million, or $0.70 per diluted share in the fiscal 2006 first half. For the 2007 first half, net income grew by 31.2% while diluted earnings per share increased 4.3%; this differential results from higher weighted average shares outstanding. Excluding unusual items in the fiscal 2007 first quarter and the fiscal 2006 second quarter, adjusting for the consequent tax effects, and using the same number of average diluted shares outstanding as the fiscal 2007 first half, results in pro forma net income of $17.7 million, or $0.93 per diluted share for the fiscal 2007 first half, a 63.5% increase from pro forma net income of $10.8 million, or $0.57 per diluted share for the fiscal 2006 first half. (See reconciliation between GAAP net income and non-GAAP pro forma net income included in the final table of this news release).

Net cash provided by operations was $15.0 million for the fiscal 2007 first half compared with $24.2 million in the fiscal 2006 first half. Temporary higher working capital requirements affected cash generation.

SUMMARY

Mr. Tevens noted, "Demand continues to be strong with Products segment bookings through the first half of fiscal 2007 up 9% compared with last year. We will continue to improve order-to-delivery cycle time to optimize our yield on this market strength, and we also continue to progress on our profitability improvement strategy within our Solutions segment. Going forward, our growth plans include reducing dependence on the U.S. industrial cycle by expanding and deepening our reach into Europe, Asia and Latin America, including the emerging economies of those regions. To do this effectively and to also capture more share of the U.S. material handling market, we will remain innovative in our product development, become quicker to market with our new products, acquire small bolt-on businesses that provide value-added product line extensions and expand our penetration in higher growth U.S. markets such as construction and energy."

He concluded, "We are essentially on track to achieve our previously stated goal of 11% - 12% operating margin on approximately $600 million in sales expected this fiscal year. There continue to be further opportunities for sales growth and margin expansion through new products, expansion in international markets and productivity improvement."

ABOUT COLUMBUS MCKINNON

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at HTTP://WWW.CMWORKS.COM.
----------------------

TELECONFERENCE AND WEBCAST

A teleconference and webcast have been scheduled for October 24, 2006 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is +1-210-234-7695. The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until December 22, 2006 by dialing 1-866-457-5503. Alternatively, you may access an archive of the call until December 22, 2006 on Columbus McKinnon's web site at: HTTP://WWW.CMWORKS.COM/INVREL/PRESENTATION.ASP.
         ----------------------------------------------

SAFE HARBOR STATEMENT

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                        THREE MONTHS ENDED
                                                        ------------------
                                              OCTOBER 1, 2006       OCTOBER 2, 2005        CHANGE
                                              ---------------       ---------------        ------

NET SALES                                        $  144,225            $  134,712            7.1%
Cost of products sold                               105,208                99,554            5.7%
                                             --------------------------------------
Gross profit                                         39,017                35,158           11.0%
   Gross profit margin                                 27.1 %                26.1 %
Selling expense                                      14,739                13,080           12.7%
General and administrative expense                    8,540                 8,539            0.0%
Restructuring charges                                  (410)                  211         -294.3%
Amortization                                             44                    61          -27.9%
                                             --------------------------------------
INCOME FROM OPERATIONS                               16,104                13,267           21.4%
                                             --------------------------------------
Interest and debt expense                             4,176                 6,633          -37.0%
Other (expense) income                                1,066                (1,864)        -157.2%
                                             --------------------------------------
Income from continuing operations before
income tax expense                                   12,994                 4,770          172.4%
Income tax expense                                    4,898                 1,721          184.6%
                                             --------------------------------------
Income from continuing operations                     8,096                 3,049          165.5%
Income from discontinued operations                     218                   214            1.9%
                                             --------------------------------------
NET INCOME                                       $    8,314            $    3,263          154.8%
                                             ======================================

Average basic shares outstanding                     18,500                14,845           24.6%
Basic income per share:
   Continuing operations                         $     0.44            $     0.21          109.5%
   Discontinued operations                             0.01                  0.01
                                             --------------------------------------
   Net income                                    $     0.45            $     0.22          104.5%
                                             ======================================

Average diluted shares outstanding                   18,873                15,431           22.3%
Diluted income per share:
   Continuing operations                         $     0.43            $     0.20          115.0%
   Discontinued operations                             0.01                  0.01
                                             --------------------------------------
   Net income                                    $     0.44            $     0.21          109.5%
                                             ======================================



                          COLUMBUS MCKINNON CORPORATION
                         CONSOLIDATED INCOME STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AND PERCENTAGE DATA)
                                                         SIX MONTHS ENDED
                                                         ----------------
                                              OCTOBER 1, 2006       OCTOBER 2, 2005        CHANGE
                                              ---------------       ---------------        ------

NET SALES                                        $  290,919            $  275,589            5.6%
Cost of products sold                               209,619               203,888            2.8%
                                             --------------------------------------
Gross profit                                         81,300                71,701           13.4%
   Gross profit margin                                 27.9 %                26.0 %
Selling expense                                      30,106                26,738           12.6%
General and administrative expense                   17,629                16,714            5.5%
Restructuring charges                                  (406)                  237         -271.3%
Amortization                                             87                   123          -29.3%
                                             --------------------------------------
INCOME FROM OPERATIONS                               33,884                27,889           21.5%
                                             --------------------------------------
Interest and debt expense                             8,688                13,349          -34.9%
Other (expense) income                               (2,504)               (1,075)         132.9%
                                             --------------------------------------
Income from continuing operations before
income tax expense                                   22,692                13,465           68.5%
Income tax expense                                    9,163                 3,308          177.0%
                                             --------------------------------------
Income from continuing operations                    13,529                10,157           33.2%
Income from discontinued operations                     357                   428          -16.6%
                                             --------------------------------------
NET INCOME                                       $   13,886            $   10,585           31.2%
                                             ======================================

Average basic shares outstanding                     18,465                14,757           25.1%
Basic income per share:
   Continuing operations                         $     0.73            $     0.69            5.8%
   Discontinued operations                             0.02                  0.03
                                             --------------------------------------
   Net income                                    $     0.75            $     0.72            4.2%
                                             ======================================

Average diluted shares outstanding                   18,917                15,227           24.2%
Diluted income per share:
   Continuing operations                         $     0.71            $     0.67            6.0%
   Discontinued operations                             0.02                  0.03
                                             --------------------------------------
   Net income                                    $     0.73            $     0.70            4.3%
                                             ======================================


                          COLUMBUS MCKINNON CORPORATION
                           CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)
                                             OCTOBER 1, 2006    MARCH 31, 2006
                                             ---------------    --------------
ASSETS
Current assets:
   Cash and cash equivalents                  $     24,177       $     45,598
   Trade accounts receivable                        94,433             95,726
   Unbilled revenues                                16,832             12,061
   Inventories                                      85,904             74,845
   Prepaid expenses                                 18,216             15,676
                                             ---------------------------------
     Total current assets                          239,562            243,906
                                             ---------------------------------

Net property, plant, and equipment                  54,542             55,132
Goodwill and other intangibles, net                187,685            187,327
Marketable securities                               27,149             27,596
Deferred taxes on income                            37,355             46,065
Other assets                                         5,463              6,018
                                             ---------------------------------
TOTAL ASSETS                                  $    551,756       $    566,044
                                             =================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Notes payable to banks                     $      7,616       $      5,798
   Trade accounts payable                           41,105             39,311
   Accrued liabilities                              59,344             61,264
   Restructuring reserve                               421                793
   Current portion of long-term debt                   215                127
                                             ---------------------------------
Total current liabilities                          108,701            107,293
                                             ---------------------------------

Senior debt, less current portion                   32,220             67,841
Subordinated debt                                  136,000            136,000
Other non-current liabilities                       50,693             50,489
                                             ---------------------------------
Total liabilities                                  327,614            361,623
                                             ---------------------------------

Shareholders' equity:
   Common stock                                        187                185
   Additional paid-in capital                      173,085            170,081
   Retained earnings                                65,038             51,152
   ESOP debt guarantee                              (3,705)            (3,996)
   Unearned restricted stock                             -                (22)
   Accumulated other comprehensive loss            (10,463)           (12,979)
                                             ---------------------------------
Total shareholders' equity                         224,142            204,421
                                             ---------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $    551,756       $    566,044
                                             =================================


                          COLUMBUS MCKINNON CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)
                                                                     SIX MONTHS ENDED
                                                                     ----------------
                                                            OCTOBER 1, 2006   OCTOBER 2, 2005
                                                            ---------------   ---------------

OPERATING ACTIVITIES:
Income from continuing operations                             $   13,529         $   10,157
Adjustments to reconcile income from continuing
operations to net cash provided by operating activities:
   Depreciation and amortization                                   4,208              4,651
   Deferred income taxes                                           8,710              1,795
   Gain on sale of investments/real estate                        (1,170)            (1,547)
   Loss on early retirement of bonds                               3,780              2,298
   Stock option expense                                              866                  -
   Amortization/write-off of deferred financing costs              1,148              1,672
   Changes in operating assets and liabilities:
      Trade accounts receivable                                    2,278              2,381
      Unbilled revenues and excess billings                       (4,212)            (2,798)
      Inventories                                                (10,532)              (301)
      Prepaid expenses                                            (2,521)               (97)
      Other assets                                                  (258)              (202)
      Trade accounts payable                                       1,102              4,666
      Accrued and non-current liabilities                         (1,967)             1,487
                                                            ---------------------------------
Net cash provided by operating activities                         14,961             24,162
                                                            ---------------------------------

INVESTING ACTIVITIES:
Sale of marketable securities, net                                   777                475
Capital expenditures                                              (4,336)            (3,761)
Proceeds from sale of property                                     2,051              2,091
Proceeds from discontinued operations note receivable -
revised                                                              357                428
                                                            ---------------------------------
Net cash used by investing activities                             (1,151)              (767)
                                                            ---------------------------------

FINANCING ACTIVITIES:
Proceeds from stock options exercised                              2,051              2,729
Net borrowings under revolving line-of-credit agreements               -             (1,110)
Repayment of debt                                                (37,754)          (126,953)
Proceeds from issuance of long-term debt                               -            136,000
Deferred financing costs incurred                                   (395)            (1,566)
Other                                                                291                294
                                                            ---------------------------------
Net cash used by financing activities                            (35,807)             9,394
                                                            ---------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                              576                267
                                                            ---------------------------------
Net change in cash and cash equivalents                          (21,421)            33,056
Cash and cash equivalents at beginning of year                    45,598              9,479
                                                            ---------------------------------
Cash and cash equivalents at end of period                    $   24,177         $   42,535
                                                            =================================


                          COLUMBUS MCKINNON CORPORATION
                              BUSINESS SEGMENT DATA

(IN THOUSANDS, EXCEPT PERCENTAGE DATA)

                          QUARTER ENDED      QUARTER ENDED
                         OCTOBER 1, 2006    OCTOBER 2, 2005      % CHANGE
                         ---------------    ---------------     ----------

PRODUCTS
Net sales                    $129,037           $120,674            6.9%
Gross profit                   37,896             32,665           16.0%
   MARGIN                        29.4 %             27.1 %
Income from operations         17,039             12,692           34.2%
   MARGIN                        13.2 %             10.5 %

SOLUTIONS
Net sales                    $ 15,188           $ 14,038            8.2%
Gross profit                    1,121              2,493          -55.0%
   MARGIN                         7.4 %             17.8 %
Income from operations           (935)               575         -262.6%
   MARGIN                        (6.2)%              4.1 %

CONSOLIDATED
Net sales                    $144,225           $134,712            7.1%
Gross profit                   39,017             35,158           11.0%
   MARGIN                        27.1 %             26.1 %
Income from operations         16,104             13,267           21.4%
   MARGIN                        11.2 %              9.8 %


                         SIX MONTHS ENDED   SIX MONTHS ENDED
                         OCTOBER 1, 2006    OCTOBER 2, 2005      % CHANGE
                         ---------------    ---------------     ----------

PRODUCTS
Net sales                    $257,176           $244,555            5.2%
Gross profit                   77,313             66,885           15.6%
   MARGIN                        30.1 %             27.4 %
Income from operations         33,848             26,820           26.2%
   MARGIN                        13.2 %             11.0 %

SOLUTIONS
Net sales                    $ 33,743           $ 31,034            8.7%
Gross profit                    3,987              4,816          -17.2%
   MARGIN                        11.8 %             15.5 %
Income from operations             36              1,069          -96.6%
   MARGIN                         0.1 %              3.4 %

CONSOLIDATED
Net sales                    $290,919           $275,589            5.6%
Gross profit                   81,300             71,701           13.4%
   MARGIN                        27.9 %             26.0 %
Income from operations         33,884             27,889           21.5%
   MARGIN                        11.6 %             10.1 %


                          COLUMBUS MCKINNON CORPORATION

                                 ADDITIONAL DATA

                                           OCTOBER 1, 2006      MARCH 31, 2006      OCTOBER 2, 2005
                                           ---------------      --------------      ---------------

BACKLOG (IN MILLIONS)
   Products segment                           $    54.9            $   53.6            $    40.2
   Solutions segment                          $     4.4            $   13.0            $    17.4

TRADE ACCOUNTS RECEIVABLE
   days sales outstanding                          59.6 days           59.2 days            58.1 days

INVENTORY TURNS PER YEAR
   (based on cost of products sold)                 4.9 turns           5.7 turns            5.1 turns
DAYS' INVENTORY                                    74.5 days           64.4 days            71.2 days

TRADE ACCOUNTS PAYABLE
   days payables outstanding                       35.6 days           33.7 days            34.6 days

WORKING CAPITAL AS A % OF SALES                    20.0 %              17.4 %               18.1 %

DEBT TO TOTAL CAPITALIZATION PERCENTAGE            44.0 %              50.6 %               75.0 %
DEBT, NET OF CASH, TO TOTAL
CAPITALIZATION                                     40.4 %              44.5 %               71.8 %


                            SHIPPING DAYS BY QUARTER

                    Q1       Q2       Q3      Q4               TOTAL
                    --       --       --      --               -----
     FY07           63       63       59      64                249
     FY06           65       63       58      65                251



                          COLUMBUS MCKINNON CORPORATION
         RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

(IN THOUSANDS EXCEPT PER SHARE DATA)                               THREE MONTHS ENDED
                                                                   ------------------

                                                           OCTOBER 1, 2006      OCTOBER 2, 2005
                                                           ---------------      ---------------
GAAP NET INCOME                                               $    8,314           $    3,263

Reconciliation between GAAP Net Income and
      Non-GAAP Pro Forma Net Income:
Financing costs for 2008 Notes repurchase                              -                3,341
Income tax expense                                                     -               (1,320)
                                                           -----------------------------------
NON-GAAP PRO FORMA NET INCOME                                 $    8,314           $    5,284

GAAP NET INCOME PER SHARE - DILUTED                           $     0.44           $     0.21
Shares used in GAAP per diluted share calculation                 18,873               15,431

NON-GAAP PRO FORMA NET INCOME PER SHARE - DILUTED             $     0.44           $     0.28
Shares used in non-GAAP per diluted share calculation             18,873               18,873


                                                                       SIX MONTHS ENDED
                                                                       ----------------

                                                           OCTOBER 1, 2006      OCTOBER 2, 2005
                                                           ---------------      ---------------
GAAP NET INCOME                                               $   13,886           $   10,585

Reconciliation between GAAP Net Income and
      Non-GAAP Pro Forma Net Income:
Financing costs for 2008 Notes repurchase                          4,583                3,341
FAS 123 (R) Adoption (incentive stock options) expense               798                    -
Income tax expense                                                (1,604)              (3,122)
                                                           -----------------------------------
NON-GAAP PRO FORMA NET INCOME                                 $   17,663           $   10,804

GAAP NET INCOME PER SHARE - DILUTED                           $     0.73           $     0.70
Shares used in GAAP per diluted share calculation                 18,917               15,227

NON-GAAP PRO FORMA NET INCOME PER SHARE - DILUTED             $     0.93           $     0.57
Shares used in non-GAAP per diluted share calculation             18,917               18,917


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